Delisting Determination, The Nasdaq Stock Market, LLC, July 10, 2026 Captivision Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of Captivision Inc. effective at the opening of the trading session on July 23, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5450(b)(2)(A). The Company was notified of the Staff determination on June 4, 2025.
On June 11, 2025 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On July 22, 2025, the hearing was held.
On July 25, 2025 the Panel reached a
decision and a Decision letter was issued on said date.
The Panel determined to grant the request of the Company to continue its listing on the Exchange subject to the conditions as noted in the Decision Letter dated July 25, 2025.
On April 6, 2026 the Panel reached a decision and decided to suspend the Company from the Exchange because, despite the Company being afforded an extended period of time to comply with the Listing Rules, the Company was unable to regain compliance.
The Panel had shown a great deal of patience but could not allow the Company to receive yet another extension.
The Company securities were suspended on April 9, 2026. The
Staff determination to delist the Company securities became final on May 22, 2026.